Press Release

COWEN GROUP, INC. ANNOUNCES
THIRD QUARTER 2016 FINANCIAL RESULTS

New York, October 27, 2016 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the third quarter ended September 30, 2016.
Highlights
Third Quarter Financial Summary

•	GAAP revenue of $131.0 million compared to $113.3 million in the prior year period, a 16% increase.

•
GAAP net loss attributable to common shareholders of $4.9 million or $(0.05) per diluted common share, compared to GAAP net loss attributable to common shareholders of $11.9 million or $(0.11) per diluted common share in the prior year period. The net loss included an $8.8 million or $0.08 per diluted common share increase in the tax provision associated with reversal of the income tax benefit that was recorded in the first and second quarters.

•	Economic revenue, a non-GAAP measure, of $153.5 million compared to $82.8 million in the prior year period, an 85% increase.

•
Economic income, a non-GAAP measure, available to Cowen Group of $11.0 million or $0.10 per diluted share, compared to an economic loss of $14.5 million or $(0.13) per diluted share in the third quarter 2015.

Operating Highlights

•	Investment banking completed 22 equity, two debt and five advisory transactions in the quarter and gained market share in our focus industries year-to-date

•
Brokerage revenue grew 21% and 23% year over year, on a GAAP and economic income (non-GAAP) basis respectively, driven by contributions from the new credit, research and trading and prime services businesses.

•
On September 23, the Company completed the sale of its interest in Ramius Alternative Solutions, the alternative solutions business of Cowen's alternative investment division. The purchase price was $17 million.

•	As of October 1, 2016, assets under management were $10.5 billion, which is flat when adjusting for the sale of the Company's interest in the alternative solutions business.

•	Year-to-date, approximately $600 million in assets were raised for the alternative investment division's emerging strategies.

•	Investment income was $19.7 million, up $41.8 million from the prior year quarter.

•	Book value per share was $6.24 as of September 30, 2016 compared to $6.18 as of September 30, 2015.

•	Tangible book value per share was $5.42 as of September 30, 2016 compared to $5.62 as of September 30, 2015.

Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group said, "We are very pleased with the growth in our revenue and our ability to take market share in our areas of focus despite the challenging climate. We have continued to successfully integrate our recent acquisitions and position ourselves well to continue producing positive results."

2016 Third Quarter GAAP Financial Information

The following table summarizes the Company’s GAAP financial results for the three and nine months ended September 30, 2016 and 2015, and three months ended June 30, 2016.

Summary GAAP Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Nine Months Ended
	September 30,			Jun. 30,		September 30,
	2016	2015	%	2016	%	2016	2015	%

Revenue	$131.0	$113.3	16%	$117.2	12%	$349.3	$354.0	(1)%
Net income (loss) attributable to Cowen Group, Inc.	$(3.2)	$(10.3)	(69)%	$(10.5)	(69)%	$(17.4)	$13.1	NM
Preferred stock dividends	$1.7	$1.6	6%	$1.7	—%	$5.1	$2.4	116%
Net income (loss) attributable to Cowen Group, Inc. common stockholders	$(4.9)	$(11.9)	(59)%	$(12.2)	(60)%	$(22.5)	$10.7	NM

Earnings (loss) per share (diluted)	$(0.05)	$(0.11)	NM	$(0.11)	(59)%	$(0.21)	$0.09	NM
Note: Amounts may not add due to rounding.

GAAP Revenue

For the third quarter of 2016, GAAP revenue was $131.0 million compared to $113.3 million in the third quarter of 2015. The increase in GAAP revenue is primarily due to an increase in brokerage revenue and the sale of our interest in the alternative solutions business.

Employee Compensation and Benefits

Third quarter of 2016 employee compensation and benefits expenses increased $42.1 million year over year to $98.5 million. The increase is primarily due to higher GAAP revenue and other income (loss) during the third quarter of 2016 as compared to the prior year period.

Interest and Dividends
Interest and dividend expenses increased $0.2 million to $7.6 million for the three months ended September 30, 2016 compared to the prior year period. This was primarily attributable to an increase in the number of debt securities held during 2016 as compared to 2015.

General, Administrative and Other Expenses
General, administrative and other expenses were $49.7 million for the three months ended September 30, 2016 compared $36.6 million in the prior year period. The increase is primarily related to loss and claim reserves, acquisition costs and other expenses related to our insurance and reinsurance related policies entered into during the second quarter of 2016 related to our respective businesses which commenced at the end of the fourth quarter of 2015. In addition there are higher floor brokerage and trade execution costs, due to higher brokerage revenue, and increased marketing and business development expenses, legal and other professional fees and increased occupancy costs, some of which is related to acquisitions during late 2015 and during 2016.

Other Income (Loss)

Third quarter 2016 other income was $51.3 million compared to a loss of $23.4 million in the prior year period. The increase primarily relates to a decrease in performance in the Company's own invested capital. The gains and losses shown under Consolidated Funds reflect the consolidated total performance for such funds, and the portion of those gains or losses that are attributable to other investors is allocated to redeemable non-controlling interests.

Income Taxes

Income tax expense increased $13.8 million year over year to $8.8 million in the third quarter. This change is primarily attributable to the Company's operating results.

Income (Loss) Attributable to Redeemable Non-controlling Interests

Income (loss) attributable to redeemable non-controlling interests increased by $14.1 million to $18.5 million for the three months ended September 30, 2016 compared to the third quarter 2015. The increase was primarily the result of increased performance by one of our consolidated funds.

Preferred Stock Dividends

On May 19, 2015, the Company completed its offering of 120,750 shares of the Company's 5.625% Series A cumulative perpetual convertible preferred stock. Each share of the Series A Convertible Preferred Stock is entitled to dividends at a rate of 5.625% per annum. The Company may, at its option, pay dividends in cash, common stock or a combination thereof.

Capital

The Company’s stockholders’ equity as of September 30, 2016 was $771.2 million compared to $762.8 million as of September 30, 2015.

Common equity, which excludes preferred stock, was $669.9 million, or book value per share of $6.24 at September 30, 2016, compared to common equity of $661.5 million, or book value per share of $6.18 at September 30, 2015.

Tangible common equity was $582.2 million, or tangible book value per share of $5.42 at September 30, 2016, compared to tangible common equity of $601.8 million, or tangible book value per share of $5.62 at September 30, 2015. The year over year decrease in tangible common equity was attributable to cash paid for acquisitions which resulted in goodwill and intangibles assets recognized upon completion of two acquisitions in late 2015 and one acquisition in the second quarter of 2016.

Select Balance Sheet Data

(Amounts in millions, except per share information)	September 30,	June 30,	September 30,
	2016	2016	2015

Cowen Group Inc. stockholders' equity	$771.2	$770.2	$762.8
Common equity (CE)	$669.9	$668.8	$661.5
Tangible common equity (TCE)	$582.2	$578.6	$601.8

Book value per share (CE/CSO)	$6.24	$6.24	$6.18
Tangible book value (TCE/CSO)	$5.42	$5.40	$5.62

Common shares outstanding (CSO)	107.3	107.2	107.1

Reconciliation of GAAP Cowen Group Inc. stockholders' equity to tangible common equity:

Cowen Group Inc. stockholders' equity	$771.2	$770.2	$762.8
Less:
Preferred stock	101.3	101.3	101.3
Common equity (CE)	$669.9	$668.8	$661.5

Less:
Goodwill & intangibles	87.8	90.3	59.7
Tangible common equity (TCE)	$582.2	$578.6	$601.8

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three and nine months ended September 30, 2016 and 2015, and three months ended June 30, 2016.

Summary Economic Income (Loss) Financial Information

(Dollar amounts in millions, except per share information)	Three Months Ended					Nine Months Ended
	September 30,			Jun. 30,		September 30,
	2016	2015	%	2016	%	2016	2015	%

Revenue	$153.5	$82.8	85%	$80.4	91%	$339.5	$368.9	(8)%
Economic Income (Loss)	$11.0	$(14.5)	NM	$(22.0)	NM	$(15.9)	$19.3	NM

Economic Income (Loss) per share (diluted)	$0.10	$(0.13)	NM	$(0.20)	NM	$(0.15)	$0.16	NM
Note: Amounts may not add due to rounding.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Nine Months Ended
	September 30,		Jun. 30,	September 30,
(Per share information)	2016	2015	2016	2016	2015

Economic Income (Loss) per share (diluted)	$0.10	$(0.13)	$(0.20)	$(0.15)	$0.16
Adjustments:
Preferred dividends	(0.02)	(0.01)	(0.02)	(0.05)	(0.02)
Taxes	(0.08)	0.05	(0.11)	0.06	(0.04)
Transaction-related costs	(0.05)	(0.01)	0.22	(0.08)	(0.01)
GAAP earnings (loss) per share (diluted)	$(0.05)	$(0.11)	$(0.11)	$(0.21)	$0.09
Note: Amounts may not add due to rounding.

2016 Third Quarter Economic Income Review

Total Economic Income Revenue

Total Economic Income revenue for the third quarter of 2016 was $153.5 million compared to $82.8 million in the third quarter of 2015.  The increase in Economic Income revenue was primarily attributable to an increase in brokerage, performance fees, investment income and a gain on the sale of our interest in the alternative solutions business. This was partially offset by a decrease in investment banking revenue.

Economic Income Revenue

	Three Months Ended					Nine Months Ended
	September 30,			Jun. 30,		September 30,
(Dollar amounts in millions)	2016	2015	%	2016	%	2016	2015	%

Investment banking	$36.7	$53.0	(31)%	$35.3	4%	$98.2	186.8	(47)%
Brokerage	51.5	41.9	23%	49.0	5%	153.4	112.3	37%
Management fees	16.5	18.0	(8)%	16.5	—%	49.9	51.2	(2)%
Incentive income	11.8	(8.6)	NM	0.4	NM	19.2	(1.1)	NM
Investment income	19.7	(22.0)	NM	(22.2)	NM	(0.6)	19.1	NM
Other revenue	17.2	0.6	NM	1.3	NM	19.5	0.7	NM
Total Revenue	$153.5	$82.8	85%	$80.4	91%	$339.5	$368.9	(8)%
Note: Amounts may not add due to rounding.

Non-interest Expenses

Third quarter 2016 non-interest expense was $135.8 million compared to $90.9 million in the prior year period. Items included in non-interest expenses are discussed below.

Compensation and Benefits Expense

Third quarter 2016 compensation and benefits expense was $93.7 million compared to $55.2 million in the third quarter 2015. The increase was due to higher revenues during the third quarter of 2016 as compared to 2015. The compensation to Economic Income revenue ratio was 61% for the third quarter 2016 compared to 67% for the prior year period.

Fixed Non-Compensation Expenses

Third quarter 2016 fixed non-compensation expenses increased 7% year over year to $28.0 million. This increase was primarily due to higher communications, increased occupancy costs and increased depreciation and amortization all of which are primarily related to acquisitions during late 2015 and during 2016.

Variable Non-Compensation Expenses

Third quarter 2016 variable non-compensation expenses were $14.8 million compared to $11.7 million in the third quarter 2015. The increase is primarily related to higher floor brokerage and trade execution costs, due to higher brokerage revenue, and increased marketing and business development expenses, some of which is related to acquisitions during late 2015 and during 2016.

Interest Expense

Interest expense, which primarily relates to debt issued during the first and fourth quarters of 2014, remained fairly constant at $4.3 million in the third quarter 2016 compared with the prior year period.

Non-Controlling Interest

Non-Controlling interest represents the portion of the net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to partners.

Alternative Investment Segment ("Ramius")

On September 23, the Company completed the sale of its interest in Ramius Alternative Solutions, the alternative solutions business of Cowen's alternative investment division.

Assets Under Management

As of October 1, 2016, the Company had assets under management of $10.5 billion, a decrease of $2.5 billion from July 1, 2016. The decrease includes net redemptions of $2.8 billion, of which approximately $2.5 billion is associated with the sale of the Company's interest in the alternative solutions business. This was offset by $286 million in positive performance.

Management Fees and Incentive Income

For the third quarter 2016, management fees for the alternative investment segment were $15.7 million compared to $18.0 million in the prior year. The year over year decline is attributable to lower management fees from the activist business, as a result of an agreement to sell a portion of our ownership interest in the activist business back to the principals of Starboard at the end of the fourth quarter of 2015, as well as lower management fees from the alternative solutions business.

The monthly management fee run rate for the alternative investment segment in the third quarter 2016 was $5.2 million versus $6.0 million in the third quarter 2015. The segment's average annualized management fee charged in the third quarter 2016 was 0.53%, unchanged from the prior year period.

Incentive income was $11.8 million in the third quarter 2016 compared to a loss of $8.6 million in the prior year period. This increase was primarily related to an increase in performance from one of our funds.

Investment Income

For the third quarter 2016, investment income for the segment was $14.8 million, compared to an investment loss of $16.8 million in the third quarter 2015. The increase primarily relates to an increase in performance of the Company's own invested capital.

Other Income

Other income for the segment was $17.1 million in the third quarter 2016, compared to a loss of $9,000 in the prior year period. The increase is primarily related to the sale of our interest in the alternative solutions business and is also related to net underwriting income from our insurance-related business which was entered into at the end of the fourth quarter of 2015.

Broker-Dealer Segment ("Cowen and Company")

Brokerage

Brokerage revenue was $51.5 million in the third quarter 2016 compared to $41.9 million in the third quarter 2015, an increase of 23% year over year. The increase was attributable to the initiation of our prime brokerage business in the third and fourth quarters of 2015 and the initiation of our credit trading business in May 2016.

Investment Banking

In the third quarter 2016, investment banking revenue was $36.7 million, compared to $53.0 million in the third quarter 2015.  The decrease in revenue was primarily due to reduced equity underwriting activity. The average underwriting fee per transaction declined 37.5% during the three months ended September 30, 2016 as compared to the prior year period.

Investment Banking Revenue Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Equity Underwriting	$24.9	$48.9	$73.2	$170.2
Debt Underwriting	3.6	—	6.0	1.9
Advisory	8.2	4.1	19.0	14.7
Total	$36.7	$53.0	$98.2	$186.8

Investment Banking Transaction Count

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Equity Underwriting	22	27	55	113
Of which bookrun:	12	15	32	66
Debt Underwriting	2	—	5	4
Advisory	5	2	9	9
Total	29	29	69	126

Investment Income

For the third quarter 2016, investment income for the segment was $4.9 million versus an investment loss of $5.2 million in the third quarter 2015. The increase was a result of an increase in overall investment income which is allocated amongst the segments.

Share Repurchase Program

In the third quarter 2016, the Company did not repurchase shares under the Company's existing share repurchase program. The Company acquired approximately 67,892 shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2016 third quarter results on Thursday, October 27, 2016, at 4:30 pm EST.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 94469640.  A replay of the call will be available beginning at 7:30 pm EST October 27, 2016 through 7:30 pm EST November 3, 2016.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 94469640.

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services.  Founded in 1918, the firm is headquartered in New York and has offices located worldwide. To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual

Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Group, Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Source: Cowen Group, Inc.

Cowen Group, Inc.
Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue
Investment banking	$36,722	$53,012	$98,156	$186,763
Brokerage	49,605	41,085	147,640	111,496
Management fees	10,272	10,519	31,951	31,169
Incentive income	1,284	93	2,823	365
Interest and dividends	3,906	3,604	11,664	9,846
Reimbursement from affiliates	2,140	3,355	8,268	10,499
Aircraft lease revenue	1,089	—	3,071	—
Other	25,112	1,312	41,183	2,684
Consolidated Funds
Interest and dividends	904	245	3,518	685
Other	(7)	29	1,023	449
Total revenue	131,027	113,254	349,297	353,956
Expenses
Employee compensation and benefits	98,501	56,401	217,309	227,593
Interest and dividends	7,612	7,367	21,866	19,241
General, administrative and other expenses	49,677	36,565	146,321	108,309
Consolidated Funds expenses	2,469	634	6,428	1,626
Total expenses	158,259	100,967	391,924	356,769
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	26,153	(23,612)	9,123	24,449
Consolidated Funds net (losses) gains	25,097	242	7,054	7,624
Total other income (loss)	51,250	(23,370)	16,177	32,073

Income (loss) before income taxes	24,018	(11,083)	(26,450)	29,260
Income tax expense/(benefit)	8,759	(5,081)	(6,553)	5,212
Net income (loss)	15,259	(6,002)	(19,897)	24,048
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	18,478	4,344	(2,524)	10,980
Net income (loss) attributable to Cowen Group, Inc.	$(3,219)	$(10,346)	$(17,373)	$13,068
Preferred stock dividends	1,698	1,603	5,094	2,358
Net income (loss) attributable to Cowen Group, Inc. common stockholders	(4,917)	(11,949)	(22,467)	10,710

Earnings (loss) per share:
Basic	$(0.05)	$(0.11)	$(0.21)	$0.10
Diluted	$(0.05)	$(0.11)	$(0.21)	$0.09

Weighted average shares used in per share data:
Basic	107,974	109,191	107,272	111,050
Diluted	107,974	109,191	107,272	117,249

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related adjustments and/or reorganization expenses and (iv) excludes preferred stock dividends. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•	Depreciation and amortization and

•	Share-based compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.
Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended September 30, 2016
(Dollar amounts in thousands)

	Three Months Ended September 30, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$36,722	$—		$—	$36,722
Brokerage	49,605	1,919		—	51,524
Management fees	10,272	5,822	(a)	445	16,539
Incentive income	1,284	9,979	(a)	562	11,825
Investment income	—	19,730	(c)	—	19,730
Interest and dividends	3,906	(3,906)	(c)	—	—
Aircraft lease revenue	1,089	(1,089)	(f)	—	—
Reimbursement from affiliates	2,140	(2,216)	(e)	76	—
Other revenue	25,112	(7,942)	(c)(f)	—	17,170
Consolidated Funds	897	—		(897)	—
Total revenue	131,027	22,297		186	153,510

Expenses
Non interest expense	148,178	(12,759)	(b)(c)(d)	429	135,848
Interest expense	7,612	(3,328)	(c)	—	4,284
Consolidated Funds	2,469	—		(2,469)	—
Total expenses	158,259	(16,087)		(2,040)	140,132

Total other income (loss)	51,250	(31,981)	(c)	(19,269)	—

Income tax expense/(benefit)	8,759	(8,759)	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(18,478)	(919)		17,043	(2,354)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$(3,219)	$14,243		$—	$11,024

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) excludes income taxes and acquisition related adjustments as management does not consider these items when evaluating the performance of the segment.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.

(d) Economic Income (Loss) recognizes the Company's proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).

Cowen Group, Inc.
Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended September 30, 2015
(Dollar amounts in thousands)

	Three Months Ended September 30, 2015
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$53,012	$—		$—	$53,012
Brokerage	41,085	790		—	41,875
Management fees	10,519	7,131	(a)	371	18,021
Incentive income	93	(8,693)	(a)	(29)	(8,629)
Investment income	—	(22,024)	(c)	—	(22,024)
Interest and dividends	3,604	(3,604)	(c)	—	—
Reimbursement from affiliates	3,355	(3,440)	(e)	85	—
Other revenue	1,312	(748)	(c)	—	564
Consolidated Funds	274	—		(274)	—
Total revenue	113,254	(30,588)		153	82,819

Expenses
Non interest expense	92,966	(2,112)	(b)(c)(d)	—	90,854
Interest expense	7,367	(3,110)	(c)	—	4,257
Consolidated Funds	634	—		(634)	—
Total expenses	100,967	(5,222)		(634)	95,111

Total other income (loss)	(23,370)	23,924	(c)	(554)	—

Income tax expense/(benefit)	(5,081)	5,081	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(4,344)	2,346		(233)	(2,231)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$(10,346)	$(4,177)		$—	$(14,523)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) excludes income taxes and acquisition related adjustments as management does not consider these items when evaluating the performance of the segment.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.

(d) Economic Income (Loss) recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

Cowen Group, Inc.
Unaudited Reconciliation of Economic Income and GAAP Income for the Nine Months Ended September 30, 2016
(Dollar amounts in thousands)

	Nine Months Ended September 30, 2016
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$98,156	$—		$—	$98,156
Brokerage	147,640	5,777		—	153,417
Management fees	31,951	16,748	(a)	1,239	49,938
Incentive income	2,823	15,782	(a)	569	19,174
Investment income	—	(591)	(c)	—	(591)
Interest and dividends	11,664	(11,664)	(c)	—	—
Aircraft lease revenue	3,071	(3,071)	(f)	—	—
Reimbursement from affiliates	8,268	(8,492)	(e)	224	—
Other revenue	41,183	(21,733)	(c)(f)	—	19,450
Consolidated Funds	4,541	—		(4,541)	—
Total revenue	349,297	(7,244)		(2,509)	339,544

Expenses
Non interest expenses	363,630	(28,170)	(b)(c)(d)	429	335,889
Interest expense	21,866	(8,933)	(c)	—	12,933
Consolidated Funds	6,428	—		(6,428)	—
Total expenses	391,924	(37,103)		(5,999)	348,822

Total other income (loss)	16,177	(18,092)	(c)	1,915	—

Income tax expense/(benefit)	(6,553)	6,553	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	2,524	(3,708)		(5,405)	(6,589)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$(17,373)	$1,506		$—	$(15,867)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) excludes income taxes and acquisition related adjustments as management does not consider these items when evaluating the performance of the segment.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.

(d) Economic Income (Loss) recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f) Aircraft lease revenue is shown net of expenses in other revenue for Economic Income (Loss).

Cowen Group, Inc.
Unaudited Reconciliation of Economic Income and GAAP Income for the Nine Months Ended September 30, 2015
(Dollar amounts in thousands)

	Nine Months Ended September 30, 2015
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$186,763	$—		$—	$186,763
Brokerage	111,496	837		—	112,333
Management fees	31,169	19,061	(a)	937	51,167
Incentive income	365	(1,724)	(a)	278	(1,081)
Investment income	—	19,072	(c)	—	19,072
Interest and dividends	9,846	(9,846)	(c)	—	—
Reimbursement from affiliates	10,499	(10,760)	(e)	261	—
Other revenue	2,684	(1,995)	(c)	—	689
Consolidated Funds	1,134	—		(1,134)	—
Total revenue	353,956	14,645		342	368,943

Expenses
Non interest expense	335,902	(4,799)	(b)(c)(d)	—	331,103
Interest expense	19,241	(6,816)	(c)	—	12,425
Consolidated Funds	1,626	—		(1,626)	—
Total expenses	356,769	(11,615)		(1,626)	343,528

Total other income (loss)	32,073	(27,795)	(c)	(4,278)	—

Income tax expense/(benefit)	5,212	(5,212)	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(10,980)	2,542		2,310	(6,128)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$13,068	$6,219		$—	$19,287

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:
(a) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income (Loss) excludes income taxes and acquisition related adjustments as management does not consider these items when evaluating the performance of the segment.
(c) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends) and underwriting income from the Company's insurance related activities net of expenses.

(d) Economic Income (Loss) recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.